Exhibit 99.1

Murphy USA Inc. Reports Preliminary Fourth Quarter 2022 Results

El Dorado, Arkansas, February 1, 2023 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced preliminary financial results for the three months and twelve months ended December 31, 2022.
Key Highlights:
•Net income was $117.7 million, or $5.21 per diluted share, in Q4 2022 compared to net income of $108.8 million, or $4.23 per diluted share, in Q4 2021. For the year 2022, net income was $672.9 million, or $28.10 per diluted share, compared to 2021 net income of $396.9 million, or $14.92 per diluted share. The Q4 and full year 2022 amounts are reduced by a $25 million pledge (pre-tax) to the Murphy USA Charitable Foundation.

•Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including RINs) for Q4 2022 was 30.6 cpg, compared to 27.5 cpg in Q4 2021. For the year 2022, total fuel contribution was 34.3 cpg, compared to 26.3 cpg in 2021.

•Total retail gallons increased 7.8% to 1.2 billion gallons in Q4 2022 compared to 1.1 billion gallons in Q4 2021, while volumes on a same store sales ("SSS") basis increased 4.0%. For the year 2022, total retail gallons increased 9.2% to 4.8 billion gallons and increased 5.4% on a SSS basis.

•Merchandise contribution dollars for Q4 2022 increased 4.2% to $189.0 million on average unit margins of 19.1%, compared to the prior-year quarter contribution dollars of $181.4 million on unit margins of 19.6%. For the full year 2022, merchandise contribution dollars increased 9.3% to $767.1 million and average unit margins were 19.7% in 2022 compared to 19.1% in 2021.

•During Q4 2022, the Company repurchased approximately 0.8 million common shares for $239.5 million at an average price of $283.05 per share. For the year 2022, the Company repurchased 3.3 million shares for a total of $806.4 million at an average of $242.24 per share.

“Performance in 2022 demonstrates how far we have come in the nearly ten years since we first reported results as a public company in 2013," said President and CEO Andrew Clyde. “We have invested in critical areas of the business to ensure our ongoing success, including assembling an engaged and experienced leadership team that has helped drive cultural and operational change. We have consistently executed against our clear and coherent strategy to grow the network, improve store performance, enhance differentiated capabilities, and optimize our cost structure to sustain and grow our competitive advantage in the market. We have allocated capital in a focused and disciplined manner, resulting in significant store growth and more than 50% reduction in outstanding shares since our spin. Looking out over the next decade, we continue to see an equally attractive opportunity set of growth and capability building investments to further improve the business. With an attractive free cash flow profile, a healthy balance sheet, and strong momentum heading into 2023, we expect to continue our track record of value creation for long-term investors.”

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2022	2021	2022	2021
Net income (loss) ($ Millions)	$117.7	$108.8	$672.9	$396.9
Earnings per share (diluted)	$5.21	$4.23	$28.10	$14.92
Adjusted EBITDA ($ Millions)	$230.3	$216.2	$1,190.9	$828.0
Net income and Adjusted EBITDA for Q4 2022 and the year 2022 were higher versus the prior-year periods, due primarily to improved contribution margins from both fuel and merchandise, partially offset by higher general and administrative expenses, store operating expenses, and payment fees. General and administrative expenses were higher primarily due to a $25 million charitable pledge made in Q4 2022. All amounts reported for the year-to-date 2021 period include the consolidated results of our wholly-owned subsidiary, Quick Chek Corporation ("QuickChek") from January 29, 2021 (the date of acquisition).

Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2022	2021	2022	2021
Total retail fuel contribution ($ Millions)	$341.2	$285.3	$1,405.0	$951.3
Total PS&W contribution ($ Millions)	(34.1)	(18.6)	(80.8)	(72.3)
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	62.2	40.7	305.8	265.3
Total fuel contribution ($ Millions)	$369.3	$307.4	$1,630.0	$1,144.3
Retail fuel volume - chain (Million gal)	1,206.3	1,119.5	4,751.5	4,352.2
Retail fuel volume - per store (K gal APSM)[1]	246.2	233.6	244.6	229.4
Retail fuel volume - per store (K gal SSS)[2]	241.6	229.6	240.9	225.8
Total fuel contribution (including retail, PS&W and RINs) (cpg)	30.6	27.5	34.3	26.3
Retail fuel margin (cpg)	28.3	25.5	29.6	21.9
PS&W including RINs contribution (cpg)	2.3	2.0	4.7	4.4

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2021 amounts not revised for 2022 raze-and-rebuild activity

Total fuel contribution dollars of $369.3 million increased $61.9 million, or 20.1%, in Q4 2022 compared to Q4 2021 and increased $485.7 million, or 42.4%, for the year 2022 due to favorable margins and higher retail volumes sold during the current year. Retail fuel contribution dollars increased $55.9 million, or 19.6%, to $341.2 million compared to the prior-year quarter and increased $453.7 million, or 47.7%, for the year, due to higher retail fuel margins and volumes. The increases were driven by 28.3 cpg retail fuel margins in Q4 2022, an 11.0% improvement over Q4 of 2021, and 29.6 cpg retail fuel margins for the full year 2022, or a 35.2% increase, supported primarily by a declining commodity price environment. PS&W margins (including RINs) increased $6.0 million when compared to Q4 2021 and increased $32.0 million for the year, due to improved spot-to-rack margins and higher RIN sales, partially offset by timing and price-related impacts in a falling market.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2022	2021	2022	2021
Total merchandise contribution ($ Millions)	$189.0	$181.4	$767.1	$701.6
Total merchandise sales ($ Millions)	$989.4	$927.7	$3,903.2	$3,677.7
Total merchandise sales ($K SSS)[1,2]	$195.1	$166.6	$193.0	$168.8
Merchandise unit margin (%)	19.1%	19.6%	19.7%	19.1%
Tobacco contribution ($K SSS)[1,2]	$17.7	$16.6	$17.7	$16.7
Non-tobacco contribution ($K SSS)[1,2]	$20.1	$11.1	$20.2	$10.8
Total merchandise contribution ($K SSS)[1,2]	$37.8	$27.7	$37.9	$27.5

[1]2021 amounts not revised for 2022 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Total merchandise contribution increased $7.6 million, or 4.2%, to $189.0 million in Q4 2022 compared to the prior-year quarter and increased 9.3% to $767.1 million for the full year 2022. Increases for the fourth quarter and year of 2022 are due primarily to higher unit sales volumes and retail prices. Total tobacco contribution dollars increased 4.3% and non-tobacco contribution dollars increased 5.1% compared to the prior-year quarter. Food and beverage contribution, a subset of non-tobacco, decreased 6.1%, on higher cost of goods sold, while sales dollars were 2.0% higher in the current period compared to Q4 2021. For the full year 2022, tobacco contribution dollars increased 6.7% and non-tobacco contribution dollars increased 12.2% compared to prior year. For the full year, food and beverage contribution increased 9.3% on 15.7% higher sales dollars.
Other Areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2022	2021	2022	2021
Total store and other operating expenses ($ Millions)	$247.1	$220.2	$976.5	$827.3
Store OPEX excluding payment fees and rent ($K APSM)	$32.1	$30.0	$31.7	$28.8
Total SG&A cost ($ Millions)	$81.7	$53.6	$232.5	$193.6

Total store and other operating expenses were $26.9 million higher in Q4 2022 versus Q4 2021 and $149.2 million higher than the year 2021, mainly due to higher payment fees, employee related expenses, and store maintenance costs. Store OPEX excluding payment fees and rent on an APSM basis were 7.0% higher versus Q4 2021, primarily attributable to increased employee-related expenses and maintenance costs. Total SG&A costs for Q4 2022 were $28.1 million higher than Q4 2021 primarily due to an unconditional charitable pledge of $25.0 million. For the year 2022, these costs were $38.9 million higher, due mainly to the Q4 pledge and increased employee incentive expense.

Store Openings

The tables below reflect changes in our store portfolio in Q4 2022 and the full year 2022:

Q4 2022	Murphy USA	Murphy Express	QuickChek	Total
Net change in period
New-to-industry ("NTI")	—	12	1	13
Closed	—	—	(1)	(1)
Net change	—	12	—	12

Raze-and-rebuilds reopened*	10	—	0	10

Under construction at end of period
NTI	—	10	5	15
Raze-and-rebuild*	2	—	—	2
Total under construction at end of period	2	10	5	17

Year 2022
Net change in period
NTI	—	34	2	36
Closed	—	—	(3)	(3)
Net change	—	34	(1)	33

Raze-and-rebuilds reopened*	31	—	1	32

Store count at December 31, 2022*	1,151	404	157	1,712

*Store counts include raze-and-rebuild stores
In January 2023, the Company completed and opened 2 of the 17 stores that were under construction at December 31, 2022.
Financial Resources

	As of December 31,
Key Financial Metrics	2022	2021
Cash and cash equivalents ($ Millions)	$60.5	$256.4
Marketable securities, current ($ Millions)	$17.9	$—
Marketable securities, non-current ($ Millions)	$4.4	$—
Long-term debt, including capital lease obligations ($ Millions)	$1,791.9	$1,800.1

Cash balances as of December 31, 2022 totaled $60.5 million, and the Company also had total marketable securities of $22.3 million. Long-term debt consisted of approximately $297.9 million in carrying value of 5.625% senior notes due in 2027, $495.0 million in carrying value of 4.75% senior notes due in 2029, $493.8 million in carrying value of 3.75% senior notes due in 2031, and $382.6 million of term debt. In addition, the Company has approximately $122.6 million in long-term capital leases. The revolving cash flow facility was undrawn as of December 31, 2022.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial Metric	2022	2021	2022	2021
Average shares outstanding (diluted) (in thousands)	22,603	25,733	23,950	26,604
At December 31, 2022, the Company had common shares outstanding of 21,749,840. Common shares repurchased during the quarter were approximately 0.8 million shares for $239.5 million, which were purchased under the 2021 share repurchase plan. Common shares repurchased during the twelve months ended December 31, 2022 were 3.3 million shares for a total of approximately $806.4 million, $20.0 million of which were under the 2020 plan, which is now terminated. As of December 31, 2022, approximately $213.7 million remained available under the $1 billion 2021 plan, to be executed by December 31, 2026.
The effective income tax rate for Q4 2022 was 22.3% compared to 22.8% in Q4 2021. For the year 2022, the effective income tax rate was 23.9% compared to 24.0% in 2021.
The Company paid a quarterly cash dividend on December 1, 2022 of $0.35 per share, or $1.40 per share on an annualized basis, a 9.4% increase from the previous quarter for a total cash payment of $7.8 million. Total cash dividends paid in 2022 were $29.9 million compared to $27.3 million in 2021, an increase of 9.5%.

2022 Guidance Range, 2022 Actual Results, and 2023 Guidance Range

	2022 Updated Guidance Range	2022 Actual Results	2023 Guidance Range
Organic Growth
New Stores	Up to 45	36	Up to 45
Raze-and-Rebuilds	Up to 35	32	Up to 30
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	235 to 245	245	240 to 245
Store Profitability
Merchandise contribution ($ Millions)	$740 to $760	$767	$795 to $815
Retail store OPEX excluding credit card fees and rent expense ($K, APSM)	$31.5 to $32.5	$31.7	$32.5 to $34.0
Corporate Costs
SG&A ($ Millions per year)	$200 to $210	233*	$235 to $245
Effective Tax Rate	24% to 26%	23.9%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$300 to $350	$306	$375 to $425
*Includes $25 million charitable pledge in Q4

Management's annual guidance for 2023 reflects the Company's economic and market environment assessment, business improvement initiatives and known potential headwinds. Key 2023 guidance ranges include the following assumptions and are subject to the uncertainties noted below:
Organic Growth:
•New store additions and investments in raze-and-rebuild sites reflect continuation of a disciplined capital approach that prioritizes the highest return projects across competing opportunity sets

•With 17 projects in flight at YE 2022, which is a higher number than in recent years, the 2023 build class is off to an excellent start and there is a high level of confidence that 2023 unit growth will continue to accelerate
Fuel Contribution:
~~•~~The company's low-price offer strongly resonated with customers in 2022 enabling market shares gains which we expect to sustain in 2023
Store Profitability:
•Material growth in merchandise contribution is based on new store growth, ongoing merchandising and promotional initiatives, and customer traffic comparable to 2022
•Growth in store operating expenses per site, before credit card fees and rent, is expected to decelerate in 2023 as we lap a full year of QuickChek and inflation pressures begin to subside
Corporate Costs:
•SG&A costs reflect continued investments in IT related productivity enhancements in addition to new initiatives that will improve the company's long-term competitive position from a digital asset and customer experience lens
•The effective tax rate in 2023 is expected to be in a range of 24% to 26% and is consistent with historical performance
Capital Allocation:
•Capital expenditures reflect new store growth, raze-and-rebuild activity, store maintenance and improvements, land acquisition, corporate infrastructure projects and new investments in loyalty and digital technologies
The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net Income. However, for modeling purposes only, using all-in fuel margins of between 26.0 cpg and 30.0 cpg, combined with the mid-point of the official guided ranges above, management would expect the business to generate net income between $350 million and $488 million, respectively, which would translate to expected Adjusted EBITDA of between $800 million and $1 billion. A reconciliation of the Adjusted EBITDA non-GAAP measure to Net Income is provided as the final page of this release.
* * * * *
Earnings Call Information
The Company will host a conference call on February 2, 2023 at 10:00 a.m. Central Time to discuss fourth quarter 2022 results. The conference call number is 1 (888) 330-2384 and the conference number is 6680883. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: The Company's ability to realize projected synergies from the acquisition of QuickChek and successfully expand our food and beverage offerings; our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; geopolitical events, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; changes to the Company's capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars, except share and per share amounts)	2022	2021	2022	2021
Operating Revenues
Petroleum product sales (a)	$4,312.8	$3,796.6	$19,230.1	$13,410.8
Merchandise sales	989.4	927.7	3,903.2	3,677.7
Other operating revenues	64.1	42.7	312.8	272.0
Total operating revenues	5,366.3	4,767.0	23,446.1	17,360.5

Operating Expenses
Petroleum product cost of goods sold (a)	4,006.8	3,530.7	17,910.1	12,535.5
Merchandise cost of goods sold	800.4	746.3	3,136.1	2,976.1
Store and other operating expenses	247.1	220.2	976.5	827.3
Depreciation and amortization	55.9	55.1	220.4	212.6
Selling, general and administrative	81.7	53.6	232.5	193.6
Accretion of asset retirement obligations	0.7	0.6	2.7	2.5
Acquisition related costs	0.1	0.7	1.5	10.4
Total operating expenses	5,192.7	4,607.2	22,479.8	16,758.0

Gain (loss) on sale of assets	(0.1)	1.1	2.1	1.5
Income (loss) from operations	173.5	160.9	968.4	604.0

Other income (expense)
Investment income	1.2	—	3.0	0.1
Interest expense	(23.7)	(20.2)	(85.3)	(82.4)
Other nonoperating income (expense)	0.4	0.2	(2.3)	0.2
Total other income (expense)	(22.1)	(20.0)	(84.6)	(82.1)
Income before income taxes	151.4	140.9	883.8	521.9
Income tax expense (benefit)	33.7	32.1	210.9	125.0
Net Income	$117.7	$108.8	$672.9	$396.9

Basic and Diluted Earnings Per Common Share
Basic	$5.31	$4.30	$28.63	$15.14
Diluted	$5.21	$4.23	$28.10	$14.92
Weighted-average Common shares outstanding (in thousands):
Basic	22,148	25,275	23,506	26,210
Diluted	22,603	25,733	23,950	26,604
Supplemental information:
(a) Includes excise taxes of:	$541.8	$526.8	$2,180.2	$2,041.7

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2022	2021	2022	2021

Operating Revenues
Petroleum product sales	$4,312.8	$3,796.6	$19,230.1	$13,410.8
Merchandise sales	989.4	927.7	3,903.2	3,677.7
Other operating revenues	63.8	42.3	312.1	271.4
Total operating revenues	5,366.0	4,766.6	23,445.4	17,359.9

Operating expenses
Petroleum products cost of goods sold	4,006.8	3,530.7	17,910.1	12,535.5
Merchandise cost of goods sold	800.4	746.3	3,136.1	2,976.1
Store and other operating expenses	247.1	220.1	976.5	827.1
Depreciation and amortization	51.9	51.4	204.8	197.3
Selling, general and administrative	81.7	53.6	232.5	193.6
Accretion of asset retirement obligations	0.7	0.6	2.7	2.5
Total operating expenses	5,188.6	4,602.7	22,462.7	16,732.1

Gain (loss) on sale of assets	(0.1)	1.4	(0.7)	1.6
Income (loss) from operations	177.3	165.3	982.0	629.4

Other income (expense)
Interest expense	(2.3)	(2.4)	(9.0)	(8.1)
Total other income (expense)	(2.3)	(2.4)	(9.0)	(8.1)

Income (loss) before income taxes	175.0	162.9	973.0	621.3
Income tax expense (benefit)	39.1	37.2	232.1	148.5
Net income (loss) from operations	$135.9	$125.7	$740.9	$472.8

Total tobacco sales revenue same store sales[1,2]	$124.7	$119.1	$123.3	$120.2
Total non-tobacco sales revenue same store sales[1,2]	70.4	47.5	69.7	48.6
Total merchandise sales revenue same store sales[1,2]	$195.1	$166.6	$193.0	$168.8
[1]2021 amounts not revised for 2022 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Store count at end of period	1,712	1,679	1,712	1,679
Total store months during the period	5,079	4,984	20,172	19,702

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Twelve months ended
	December 31, 2022		December 31, 2022
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Fuel gallons per month	4.0%	5.4%	5.4%	6.6%

Merchandise sales	4.4%	4.7%	2.9%	3.7%
Tobacco sales	4.8%	4.4%	2.9%	2.3%
Non tobacco sales	3.7%	5.3%	3.1%	6.3%

Merchandise margin	3.1%	2.3%	5.1%	6.8%
Tobacco margin	5.5%	2.3%	5.5%	4.2%
Non tobacco margin	1.0%	3.2%	4.7%	9.6%
[1]Includes store-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
[2]Includes all MDR activity

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2021 for the stores being compared in the 2022 versus 2021 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek uses a weekly retail calendar where each quarter has 13 weeks. For Q4 2022, the QuickChek results cover the period from October 1, 2022 to December 30, 2022 and the 2022 year-to-date period is from January 1, 2022 to December 30, 2022. For Q4 2021 the QuickChek results cover the period from October 2, 2021 to December 31, 2021 and the 2021 year-to-date period covers January 29, 2021 (the date of acquisition) to December 31, 2021. The difference in the timing of the period ends is immaterial to the overall consolidated results.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	December 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$60.5	$256.4
Marketable securities, current	17.9	—
Accounts receivable—trade, less allowance for doubtful accounts of $0.3 and $0.1 in 2022 and 2021, respectively	281.7	195.7
Inventories, at lower of cost or market	319.1	292.3
Prepaid expenses and other current assets	47.6	23.4
Total current assets	726.8	767.8
Marketable securities, non-current	4.4	—
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,553.1 and $1,373.4 at 2022 and 2021, respectively	2,459.3	2,378.4
Operating lease right of use assets, net	449.6	419.2
Intangible assets, net of amortization	140.4	140.7
Goodwill	328.0	328.0
Other assets	14.7	14.1
Total assets	$4,123.2	$4,048.2

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$15.0	$15.0
Trade accounts payable and accrued liabilities	839.2	660.3
Total current liabilities	854.2	675.3

Long-term debt, including capitalized lease obligations	1,791.9	1,800.1
Deferred income taxes	327.4	295.9
Asset retirement obligations	43.3	39.2
Non-current operating lease liabilities	444.2	408.9
Deferred credits and other liabilities	21.5	21.6
Total liabilities	3,482.5	3,241.0
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2022 and 2021, respectively)	0.5	0.5
Treasury stock (25,017,324 and 21,831,904 shares held at
2022 and 2021, respectively)	(2,633.3)	(1,839.3)
Additional paid in capital (APIC)	518.9	534.8
Retained earnings	2,755.1	2,112.4
Accumulated other comprehensive income (loss) (AOCI)	(0.5)	(1.2)
Total stockholders' equity	640.7	807.2
Total liabilities and stockholders' equity	$4,123.2	$4,048.2

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2022	2021	2022	2021
Operating Activities
Net income	$117.7	$108.8	$672.9	$396.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	55.9	55.1	220.4	212.6
Deferred and noncurrent income tax charges (benefits)	16.5	11.8	31.5	19.0
Accretion of asset retirement obligations	0.7	0.6	2.7	2.5
Amortization of discount on marketable securities	(0.1)	—	(0.1)	—
(Gains) losses from sale of assets	0.1	(1.1)	(2.1)	(1.5)
Net (increase) decrease in noncash operating working capital	26.0	(29.4)	44.8	82.8
Other operating activities - net	6.4	4.6	24.6	25.1
Net cash provided (required) by operating activities	223.2	150.4	994.7	737.4
Investing Activities
Property additions	(82.2)	(63.1)	(305.3)	(274.7)
Payments for acquisition, net of cash acquired	—	—	—	(641.1)
Proceeds from sale of assets	0.3	2.4	8.8	3.4
Investment in marketable securities	(22.2)	—	(22.2)	—
Other investing activities - net	—	0.2	(0.6)	(1.8)
Net cash provided (required) by investing activities	(104.1)	(60.5)	(319.3)	(914.2)
Financing Activities
Purchase of treasury stock	(239.5)	(123.5)	(806.4)	(355.0)
Dividends paid	(7.8)	(7.4)	(29.9)	(27.3)
Borrowings of debt	5.0	—	5.0	892.8
Repayments of debt	(8.8)	(3.8)	(20.2)	(224.3)
Debt issuance costs	—	—	—	(9.9)
Amounts related to share-based compensation	(0.2)	(0.1)	(19.8)	(6.7)
Net cash provided (required) by financing activities	(251.3)	(134.8)	(871.3)	269.6
Net increase (decrease) in cash, cash equivalents, and restricted cash	(132.2)	(44.9)	(195.9)	92.8
Cash, cash equivalents, and restricted cash at beginning of period	192.7	301.3	256.4	163.6
Cash, cash equivalents, and restricted cash at end of period	$60.5	$256.4	$60.5	$256.4

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three months and twelve months ended December 31, 2022 and 2021. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2022	2021	2022	2021

Net income	$117.7	$108.8	$672.9	$396.9

Income tax expense (benefit)	33.7	32.1	210.9	125.0
Interest expense, net of investment income	22.5	20.2	82.3	82.3
Depreciation and amortization	55.9	55.1	220.4	212.6
EBITDA	$229.8	$216.2	$1,186.5	$816.8

Accretion of asset retirement obligations	0.7	0.6	2.7	2.5
(Gain) loss on sale of assets	0.1	(1.1)	(2.1)	(1.5)
Acquisition related costs	0.1	0.7	1.5	10.4
Other nonoperating (income) expense	(0.4)	(0.2)	2.3	(0.2)
Adjusted EBITDA	$230.3	$216.2	$1,190.9	$828.0

Required Non-GAAP Reconciliation

An itemized reconciliation between Net Income and Adjusted EBITDA that were provided for modeling purposes only for the full year 2023 is as follows:

	Calendar Year 2023
(Millions of dollars)	Low	High
Net Income	$350	$488

Income taxes	$110	$172
Interest expense, net of interest income	$98	$98
Depreciation and amortization	$239	$239
Other operating and nonoperating, net	$3	$3

Adjusted EBITDA	$800	$1,000

The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net Income. However, for modeling purposes only, using all-in fuel margin of between 26.0 cpg and 30.0 cpg, combined with the mid-point of the official guided ranges above, management would expect the business to generate net income between $350 million and $488 million, respectively, which would translate to expected Adjusted EBITDA of between $800 million and $1 billion.